Exhibit 99.1

February 7, 2020

Dear Fellow Shareholders:

I’m glad to finally be able to communicate directly with you via this letter and provide an update regarding our progress in 2019 and outlook for the New Year.

As I expect most of you are aware, we have been pursuing an underwritten public securities offering on Form S-1 with the SEC, and were in registration for much of 2019 in preparation for this capital raise and a potential uplist to the Nasdaq Capital Market. This registration process involved an SEC mandated ‘quiet period’ where unfortunately we could not make certain shareholder communications, including updates on the status of the registration and Nasdaq uplist, without appearing to ‘pre-condition the market’ and thereby risk the SEC approval of the registered offering.

Today we acted to withdraw the S-1 filing. We were unable to complete the offering through Roth Capital and unable to secure alternative underwriters to consummate the transaction. We are now in need of capital and left to pursue strategic alternatives, including raising needed capital to support our operations. The benefit of this withdrawal is that it allows us to be freer with our communications and keep our shareholders updated on a much more consistent basis.

In this letter, I would like to shed some light on the challenges ahead. As mentioned above, we have begun a process that is typically referred to as ‘exploring strategic alternatives.’ We also disclosed in prior Form 8-K filings with the SEC certain board and management changes.

Before diving into what this all means to shareholders, first some background:

For a small emerging growth company, we believe we have built up an exceptional level of shareholder value with the photo assets and licenses we have acquired, along with the industry relationships and client partnerships we have developed.

Over the last several years, we have assembled one of the world’s largest libraries of iconic sports and pop culture imagery. Our library now comprises more than 25 million slides, negatives, transparencies, prints and digital files of photos taken by more than 3,500 photographers from around the world over the last century. These rare images have captured unforgettable moments from the worlds of entertainment, sports, history and politics. They include rare Frank Worth photos of movie stars like Marilyn Monroe, James Dean and Elizabeth Taylor.

Our acquisition of Photo File in October of 2018 launched our company into the fast-growing industry segment of licensed sports photography. Recognized as being the first U.S. licensee for Major League Baseball in 1987 for sports prints and wall decor, Photo File has long been a leading innovator in the space. Its collection dates back to the 1930s, capturing the moments and emotions of sports through the art of action photography. In addition to securing licences from all major US sports organizations and legendary sports figures, Photo File has also compiled a vast owned collection of sports memorabilia, including thousands of collectibles, signed lithographs and other unique artwork.

With our acquisition of Photo File, we saw an opportunity to refocus our business on a first-mover advantage opportunity to deliver, in partnership with major retail, a personalized, immersive, print-on-demand experience for sports fans nationwide.

As we worked to develop these retail partnerships over the course of the last year, in July a major industry event occurred: Johnson Publishing sold at auction its Ebony photo library of 4 million pop culture images for $30 million. Not since the $3.3 billion sale of Getty Images and its subsequent $500 million funding in 2018 has there been such a strong validation of the value of our photo assets.

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Given the Ebony sale, we realized that if we continued down the path to becoming a digitally focused company, we could monetize what would then become non-core physical photo assets and memorabilia. We recently received initial third-party indications from experienced experts in the field that in a singular or series of transactions we could potentially liquidate portions of our library.

So, the combination of our inability to complete an underwritten offering and raise needed capital, along with a shift towards our digital focus, has led us to pursue strategic alternatives in terms of funding our ongoing operations, as well as possible changes to our business model and other potentially more sweeping options.

Meanwhile, there are changes occurring internally at Globe designed to support the pursuit of these strategic options. Given our continued financial challenges, our primary focus is the reduction of overhead from the top down. Some of this involves implementing greater operational efficiencies and cost controls, including the further outsourcing of our production and fulfillment. It has also meant certain management and board changes.

Three of our board members have stepped down, with our current CFO transitioning out of the position as well. Since our uplisting is now postponed indefinitely and we are not in immediate need of a Nasdaq-level board and CFO, we expect these moves to streamline our corporate governance, reduce overhead, and allow us to be nimbler as we pursue our potential funding options.

The next steps to where we go with all of this of course depends upon the outcome of our strategic alternatives evaluation and pursuit of additional financing. While we are hopeful we will find the right path forward and attract the working capital we need, unfortunately we have difficult challenges ahead and there can be no guarantee of success. We may not be able to secure the funding we need or realize the appraised value of our assets in an auction or sale.

As we pursue this process, we remain deeply grateful for the support of our shareholders and especially those who have been patient with their investment in Globe as we worked to overcome many challenges over the past year.

Your continued support and encouragement is important to us, and we would always like to hear from you, and we welcome your thoughts and comments. If you have any questions or concerns, please feel free to contact me at +1 (702) 722-6113 or info@globephotos.com.

Very truly yours,

/s/ Stuart Scheinman

Stuart Scheinman

President & CEO

Globe Photos, Inc.

Important Cautions Regarding Forward Looking Statements

This letter contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, our ability to secure financing to fund our business operations, our ability to locate strategic alternatives, our ability to successfully integrate the Photo File business into the company, integration with our manufacturing partners, management’s ability to execute on its proposed business plans and/or to structure changes to such plans, competition and other material risks.

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